UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 14, 2007
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8725 W. Higgins Road, Suite 400
Chicago, IL 60631
(Address of Principal Executive Offices, including Zip Code)
(773) 243-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2: Financial Information
Item 2.05 Costs Associated with Exit or Disposal Activities
     On June 14, 2007, the company announced to its customers and certain affected employees that it is exiting operations related to its UMTS iVET antenna product line, effective immediately. The company will close its research and development facility in Dublin, Ireland as well as a related engineering satellite office in the United Kingdom, and discontinue the UMTS portion of its contract manufacturing, which is located in St. Petersburg Russia. It is anticipated that these actions will terminate twelve redundant employee positions in Ireland and three redundant employee positions in the United Kingdom. The facilities and employees affected by the company’s closure decision were originally part of the company’s acquisition of Sigma Wireless Ltd. in July 2005. The company believes that its restructuring activities will positively impact operating costs in a range of $0.3 to $0.4 million per quarter, starting in the third quarter 2007.
     The company expects to incur up to $2.3 million of cash based restructuring costs related to these actions. The categories of cost are: $0.3 million of employee severance; $0.1 million of future lease payments; $0.1 million of office clean up costs; and up to $1.8 million in potential contract manufacturing obligations, primarily related to inventory in the supply chain.
     The company will be offering a last time purchase of inventory to its UMTS customers and will be selling off fixed assets, which will offset the restructuring costs and asset impairments outlined in this disclosure. Management does not have an estimate at this time how much, if any, such last time purchases and asset sales will be made.
     The effect of all the cash based restructuring expense and the asset impairments noted below will be recorded in the company’s income statement as restructuring expense in the second quarter 2007. The effect of any last time customer purchases and assets sales will be recorded as an offset to restructuring expense as the amounts become estimable.
     The company will update this filing in the future as more information becomes available.
Item 2.06 Material Impairments
     The company expects to incur up to $2.2 million of non-cash asset impairments in connection with the exiting of the UMTS iVET antenna product line. The categories of asset impairment are: $0.6 million of inventory; $0.5 million of fixed assets; and $1.1 million of intangible assets related to purchase accounting of the Sigma Wireless acquisition in 2005.
     The company will be offering a last time purchase of inventory to its UMTS customers and will be selling off fixed assets, which will offset the restructuring costs and asset impairments outlined in this disclosure. Management does not have an estimate at this time how much, if any, such last time purchases and asset sales will be made.
     The effect of all the cash based restructuring expense and the asset impairments noted above will be recorded in the company’s income statement as restructuring expense in the second quarter 2007. The effect of any last time customer purchases and assets sales will be recorded as an offset to restructuring expense as the amounts become estimable.
     The company will update this filing in the future as more information becomes available.

Section 7: Regulation FD
Item 7.01 Regulation FD Disclosure
     A copy of the company’s press release dated June 19, 2007 announcing its determination to exit its UMTS product line, close its facilities in Dublin, Ireland and discontinue the UMTS portion of its contract manufacturing is attached as Exhibit 99.1 to this report.
Section 9: Financial Statements and Exhibits
Item 9.01 Financial Statement and Exhibits
     (d) Exhibits. The following exhibit is furnished herewith:
99.1	Press release dated June 19, 2007 of PCTEL, Inc., announcing its determination to exit its UMTS product line, close its facilities in Dublin, Ireland and discontinue the UMTS portion of its contract manufacturing.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 19, 2007

PCTEL, INC.
By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer